                                                                    EXHIBIT 4.25

(MULTICURRENCY - CROSS BORDER)

                                     ISDA(R)

                   International Swap Dealers Association Inc.

                                MASTER AGREEMENT

                         dated as of the 23rd April 2007

                FORTIS BANK NV/SA and RANDGOLD RESOURCES LIMITED

have entered and/or anticipate entering into one or more transaction (each a
"Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those
Transactions.

Accordingly, the parties agree as follows:-

1.   INTERPRETATION

(a)  DEFINITION. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)  INCONSISTENCY. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the
     Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and the Master Agreement (including the
     Schedule), such Confirmation will prevail for the purpose of the relevant
     Transactions.

(c)  SINGLE AGREEMENT. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.   OBLIGATIONS

(a)  GENERAL CONDITIONS

     (i)   Each party will make each payment or delivery specified in each confirmation to be made by it, subject to the other provisions of this Agreement.

     (ii)  Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant
           Confirmation or otherwise pursuant to this Agreement in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this
           Agreement.

        Copyright (C) 1992 by International Swap Dealers Association Inc.

     (iii) Each obligation of each party under Section 2(a)(i) is subject to (1)
           the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination
           Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)  CHANGE OF ACCOUNT.

     Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)  NETTING. If on any date amounts would otherwise be payable:-

     (i)   in the same currency; and

     (ii)  in respect of the same Transaction

     by each party to the other, then on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

     The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such
     Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)  DEDUCTION OR WITHHOLDING FOR TAX.

     (i)   GROSS-UP. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:-

           (1)  promptly notify the other party ("Y") of such requirements;

           (2)  pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of
                determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

           (3)  promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

           (4)  if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this
                Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of
                Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for -

                (A)  the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

                                                                    ISDA(R) 1992

                                        2

                (B)  the failure of a representation made by Y pursuant to
                     Section 3(f) to be accurate and true unless such failure
                     would not have occurred but for (I) any action taken by a
                     taxing authority, or brought in a court of competent
                     jurisdiction, on or after the date on which a Transaction
                     is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or
                     (II) a Change in Tax Law.

     (ii)  LIABILITY. IF:-

           (1)  X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction of withholding in respect of which X would not be required to pay an additional amount to Y under Section
                2(d)(i)(4);

           (2)  X does not so deduct or withhold; and

           (3)  A liability resulting from such Tax is assessed directly against
                X,

           then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in
           Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)  DEFAULT INTEREST; OTHER AMOUNTS. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant
     Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section
     6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default
     Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.   REPRESENTATIONS

     Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3 (f), at all times until the termination of this Agreement) that:-

(a)  BASIC REPRESENTATIONS

     (i)   STATUS. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

     (ii)  POWERS. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this
           Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

     (iii) NO VIOLATION OR CONFLICT. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

     (iv)  CONSENTS. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit
           Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

                                                                    ISDA(R) 1992

                                        3

     (v)   OBLIGATIONS BINDING. Its obligations under this Agreement and any
           Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)  ABSENCE OF CERTAIN EVENTS. No Event of Default or Potential Event of
     Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this
     Agreement or any Credit Support Document to which it is a party.

(c)  ABSENCE OF LITIGATION. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any
     Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)  ACCURACY OF SPECIFIED INFORMATION. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)  PAYER TAX REPRESENTATION. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)  PAYEE TAX REPRESENTATIONS. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.   AGREEMENTS

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:-

(a)  FURNISH SPECIFIED INFORMATION. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:-

     (i)   any forms, documents or certificates relating to taxation specified in the Schedule or any confirmation;

     (ii)  any other documents specified in the Schedule or any Confirmations;
           and

     (iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification.

     in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)  MAINTAIN AUTHORISATIONS. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

                                                                    ISDA(R) 1992

                                        4

(c)  COMPLY WITH LAWS. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)  TAX AGREEMENT. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)  PAYMENT OF STAMP TAX. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this
     Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax
     Jurisdiction with respect to the other party.

5.   EVENTS OF DEFAULT AND TERMINATION EVENTS

(a)  EVENTS OF DEFAULT. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified
     Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:-

     (i)   FAILURE TO PAY OR DELIVER. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or
           2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

     (ii)  BREACH OF AGREEMENT. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or
           2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

     (iii) CREDIT SUPPORT DEFAULT.

           (1)  Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any
                Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

           (2)  the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each
                Transaction to which such Credit Support Document relates
                without the written consent of the other party; or

           (3)  the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document.

     (iv)  MISREPRESENTATION. A representation (other than a representation under Section 3(e) or (f) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

     (v)   DEFAULT UNDER SPECIFIED TRANSACTION. The party, any Credit Support
           Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, and acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery of exchange date of, or any payment on early termination

                                                                    ISDA(R) 1992

                                        5

           of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

     (vi)  CROSS DEFAULT. If "Cross Default" is specified in the schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the
           Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit
           Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold
           Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

     (vii) BANKRUPTCY. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:-

           (1)  is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability
                generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or
                insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its
                winding-up, official management or liquidation (other than pursuant to consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator,
                provisional liquidator, conservator, receiver, trustee,
                custodian or other similar official for it or for all or
                substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or
                substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
                (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7)
                (inclusive); or (9) takes any action in furtherance of, or indicating its consent to approval of, or acquiescence in, any of the foregoing acts; or

    (viii) MERGER WITHOUT ASSUMPTION. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:-

           (1)  the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support
                Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

           (2)  the benefits of any Credit Support Document fail to extend
                (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its
                obligations under this Agreement.

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                                        6

(b)  TERMINATION EVENTS. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified
     Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below, a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon
     Merger if the event is specified pursuant to (iv) below or an Additional
     Termination Event if the event is specified pursuant to (v) below:-

     (i)   ILLEGALITY. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):-

           (1)  to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

           (2)  to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support
                Document relating to such Transaction;

     (ii)  TAX EVENT. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement)
           or (y) a Change in Tax Law, the party (which will be the Affected
           Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable
           Tax under Section 2(d)(i)(4) (except in respect of interest under
           Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or
           6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section
           2(d)(i)(4)(A) or (B));

     (iii) TAX EVENT UPON MERGER. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section
           2(d)(i)(4) (except in respect of interest under Section 2(e),
           6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or
           (B)) in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the
           Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

     (iv)  CREDIT EVENT UPON MERGER. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any
           Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section
           5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit
           Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party);
           or

     (v)   ADDITIONAL TERMINATION EVENT. If any "Additional Termination Event"
           is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or
           Affected Parties shall be as specified for such Additional
           Termination Event in the Schedule or such Confirmation).

(c)  EVENT OF DEFAULT AND ILLEGALITY. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

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                                        7

6.   EARLY TERMINATION

(a)  RIGHT TO TERMINATE FOLLOWING EVENT OF DEFAULT. If at any time an Event of
     Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination
     Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto,
     (8) and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in
     Section 5(a)(vii)(4) or to the extent analogous thereof (8).

(b)  RIGHT TO TERMINATE FOLLOWING TERMINATION EVENT.

     (i)   NOTICE. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected
           Transaction and will also give such other information about that
           Termination Event as the other party may reasonably require.

     (ii)  TRANSFER TO AVOID TERMINATION EVENT. If either an Illegality under
           Section 5(b)(i)(l) or a Tax Event occurs and there is only one
           Affected Party, or if a Tax Event Upon Merger occurs and the Burdened
           Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section
           6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i)
           all its rights and obligations under this Agreement in respect of the
           Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

           If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within
           30 days after the notice is given under Section 6(b)(i).

           Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

     (iii) TWO AFFECTED PARTIES. If an Illegality under Section 5(b)(i)(1) or a
           Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after the notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

     (iv)  RIGHT TO TERMINATE. If:-

           (1)  a transfer under Section 6(b)(ii) or an agreement under Section
                6(b)(iii), as the case may be, has not been effected with
                respect to all Affected Transactions within 30 days after an
                Affected Party gives notice under Section 6(b)(i); or

           (2)  an Illegality under Section 5(b)(i)(2), a Credit Event Upon
                Merger or an Additional Termination Event occurs, or a Tax Event
                Upon Merger occurs and the Burdened Party is not the Affected
                Party,

           either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a
           Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination
           Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant
           Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

                                                                    ISDA(R) 1992

                                        8

(c)  EFFECT OF DESIGNATION

     (i)   If notice designating an Early Termination Date is given under
           Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or
           Termination Event is then continuing.

     (ii)  Upon the occurrence or effective designation of an Early Termination
           Date, no further payments or deliveries under Section 2(a)(i) or 2(e)
           in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this
           Agreement. The amount, if any, payable in respect of an Early
           Termination Date shall be determined pursuant to Section 6(e).

(d)  CALCULATIONS

     (i)   STATEMENT. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and
           (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market
           Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

     (ii)  PAYMENT DATE. An amount calculated as being due in respect of any
           Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an
           Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)  PAYMENTS ON EARLY TERMINATION. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the
     Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the
     Schedule, it will be deemed that "Market Quotations" or the "Second
     Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this
     Section will be subject to any Set-off.

     (i)   EVENTS OF DEFAULT. If the Early Termination Date results from an
           Event of Default:-

           (1)  First Method and Market Quotations. If the First Method and
                Market Quotation apply, the Defaulting Party will pay to the
                Non-defaulting Party the excess, if a positive number, of (A)
                the sum of the Settlement Amount (determined by the
                Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts
                owing to the Non-defaulting Party over (B) the Termination
                Currency Equivalent of the Unpaid Amounts owing to the
                Defaulting Party.

           (2)  First Method and Loss. If the First Method and Loss apply, the
                Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.

           (3)  Second Method and Market Quotations. If the Second Method and
                Market Quotation apply, an amount will be payable equal to (A)
                the sum of the Settlement Amount (determined by the
                Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts
                owing to the Non-defaulting Party less (B) the

                                                                    ISDA(R) 1992

                                        9

                Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the
                Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

           (4)  Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting
                Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

     (ii)  TERMINATION EVENTS. If the Early Termination Date results from a
           Termination Event:-

           (1)  One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section
                6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the
                Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party respectively, and if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

           (2)  Two Affected Parties. If there are two Affected Parties:-

                (A)  if Market Quotations applies, each party will determine a
                     Settlement Amount in respect of the Terminated
                     Transactions, and an amount will be payable equal to (I)
                     the sum of (a) one-half of the difference between the
                     Settlement Amount of the party with the higher Settlement
                     Amount ("X") and the Settlement Amount of the party with
                     the lower Settlement Amount ("Y") and (b) the Termination
                     Currency Equivalent of the Unpaid Amounts owing to X less
                     (II) the Termination Currency Equivalent of the Unpaid
                     Amounts owing to Y; and

                (B)  if Loss applies, each party will determine its Loss in respect of this Agreement (or if fewer than all the
                     Transactions are being terminated, in respect of all
                     Terminated Transactions) and an amount will be payable
                     equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

                If the amount payable is a positive number, Y will pay it to X:
                if it is a negative number, X will pay the absolute value of that amount to Y.

     (iii) ADJUSTMENT FOR BANKRUPTCY. In circumstances where an Early
           Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e)
           will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other in this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

     (iv)  PRE-ESTIMATE. The parties agree that if Market Quotations applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.   TRANSFER

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:-

                                                                    ISDA(R) 1992

                                       10

(a)  a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)  a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.   CONTRACTUAL CURRENCY

(a)  PAYMENT IN THE CONTRACTUAL CURRENCY. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the
     Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the
     Contractual Currency of all amounts payable in respect of this Agreement.
     If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this
     Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the
     Contractual Currency as may be necessary to compensate for the shortfall.
     If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this
     Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)  JUDGMENTS. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this
     Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or
     (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)  SEPARATE INDEMNITIES. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)  EVIDENCE OF LOSS. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.   MISCELLANEOUS

(a)  ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)  AMENDMENTS. No amendment, modification or waiver in respect of this
     Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

                                                                    ISDA(R) 1992

                                       11

(c)  SURVIVAL OF OBLIGATIONS. Without prejudice to Sections 2(a)(iii) and
     6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)  REMEDIES CUMULATIVE. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)  COUNTERPARTS AND CONFIRMATIONS.

     (i)   This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts
           (including by facsimile transmission), each of which will be deemed an original.

     (ii)  The parties intend that they are legally bound by the terms of each
           Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts
           (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a
           Confirmation.

(f)  NO WAIVER OF RIGHTS. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)  HEADINGS. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.  OFFICES; MULTIBRANCH PARTIES

(a)  If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction or incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)  Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)  If a party is specified as a Multibranch Party in the Schedule, such
     Multibranch Party may make and receive payments or deliveries under any
     Transaction through any Office listed in the Schedule, and the Office though which it makes and receives payments or deliveries with respect to a
     Transaction will be specified in the relevant Confirmation.

11.  EXPENSES

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and
Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Documents to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.  NOTICES

(a)  EFFECTIVENESS. Any notice or other communication in respect of this
     Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the
     Schedule) and will be deemed effective as indicated:-

                                                                    ISDA(R) 1992

                                       12

     (i)   if in writing and delivered in person or by courier, on the date it is delivered;

     (ii)  if sent by telex, on the date the recipient's answer back is received;

     (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form
           (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

     (iv)  if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

     (v)   if sent by electronic messaging system, on the date that electronic message is received.

     Unless the date of that delivery (or attempted deliver)) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local
     Business Day.

(b)  CHANGE OF ADDRESSES. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communication are to be given to it.

13.  GOVERNING LAW AND JURISDICTION

(a)  GOVERNING LAW. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)  JURISDICTION. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:-

     (i)   submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United
           States District Court located in the Borough of Manhattan in New York
           City, if this Agreement is expressed to be governed by the laws of the State of New York; and

     (ii)  waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court docs not have any jurisdiction over such party.

     Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3)
     of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)  SERVICE OF PROCESS. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12.
     Nothing in this Agreement will affect the right of either party to service process in any other manner permitted by law.

(d)  WAIVER OF IMMUNITIES. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii)
     jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the court of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

                                                                    ISDA(R) 1992

                                       13

14.  DEFINITIONS

As used in this Agreement:-

"ADDITIONAL TERMINATION EVENT" has the meaning specified in Section 5(b).

"AFFECTED PARTY" has the meaning specified in Section 5(b).

"AFFECTED TRANSACTIONS" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all
Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"AFFILIATE" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"APPLICABLE RATE" means:-

(a)  in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)  in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section
     6(d)(ii)) on which that amount is payable, the Default Rate;

(c)  in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii) by a Non-defaulting Party, the
     Non-default Rate; and

(d)  in all other cases, the Termination Rate.

"BURDENED PARTY" has the meaning specified in Section 5(b).

"CHANGE IN TAX LAW" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"CONSENT" includes a consent, approval, action, authorisation, exemption, notice filing, registration or exchange control consent.

"CREDIT EVENT UPON MERGER" has the meaning specified in Section 5(b).

"CREDIT SUPPORT DOCUMENT" means any agreement or instrument that is specified as such in this Agreement.

"CREDIT SUPPORT PROVIDER" has the meaning specified in the Schedule.

"DEFAULT RATE" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1 % per annum.

"DEFAULTING PARTY" has the meaning specified in Section 6(a).

"EARLY TERMINATION DATE" means the date determined in accordance with Section
6(a) or 6(b)(iv).

"EVENT OF DEFAULT" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"ILLEGALITY" has the meaning specified in Section 5(b).

"INDEMNIFIABLE TAX" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such
Tax and the recipient of such payment or a person related to such recipient
(including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having

                                                                    ISDA(R) 1992

                                       14

or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"LAW" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and
"LAWFUL" and "UNLAWFUL" will be construed accordingly.

"LOCAL BUSINESS DAY" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency or such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by
Section 2(b), in the place where the relevant new account is to be located and
(d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"LOSS" means, with respect to this Agreement or one or more Terminated
Transactions, as the case may be, and a party, the Termination Currency
Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expresses as a negative number)
in connection with this Agreement or that Terminated Transaction or group of
Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3)
or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its
Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"MARKET QUOTATION" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference
Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment of delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent)
by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of
Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early
Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e) and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the
Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For the purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated
Transaction or group of Terminated Transactions cannot be determined.

"NON-DEFAULT RATE" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

                                                                    ISDA(R) 1992

                                       15

"NON-DEFAULTING PARTY" has the meaning specified in Section 6(a).

"OFFICE" means a branch or office of a party, which may be such party's head or home office.

"POTENTIAL EVENT OF DEFAULT" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"REFERENCE MARKET-MAKERS" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"RELEVANT JURISDICTION" means, with respect to a party, the jurisdiction (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this
Agreement and (d) in relation to any payment, from or through which such payment is made.

"SCHEDULED PAYMENT DATE" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"SET-OFF" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"SETTLEMENT AMOUNT" means with respect to a party and any Early Termination
Date, the sum of:-

(a)  the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of
     Terminated Transactions for which a Market Quotation is determined; and

(b)  such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated
     Transactions for which a Market Quotation cannot be determined or would not
     (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"SPECIFIED ENTITY" has the meaning specified in the Schedule.

"SPECIFIED INDEBTEDNESS" means, subject to the Schedule, any obligation (whether present or future contingent or otherwise, as principal or surety or otherwise)
in respect of borrowed money.

"SPECIFIED TRANSACTION" means, subject to the Schedule, (a) any transaction
(including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider or such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified
Transaction in this Agreement or the relevant confirmation.

"STAMP TAX" means any stamp, registration, documentation or similar tax.

"TAX" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"TAX EVENT" has the meaning specified in Section 5(b).

"TAX EVENT UPON MERGER" has the meaning specified in Section 5(b).

                                                                    ISDA(R) 1992

                                       16

"TERMINATED TRANSACTIONS" means with respect to any Early Termination Date (a)
if resulting from a Termination Event, all Affected Transactions and (b) if
resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early
Termination Date (or, if "Automatic Early Termination" applies immediately before that Early Termination Date).

"TERMINATION CURRENCY" has the meaning specified in the Schedule.

"TERMINATION CURRENCY EQUIVALENT" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the
"Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early
Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"TERMINATION EVENT" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional
Termination Event.

"TERMINATION RATE" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"UNPAID AMOUNTS" owing to any party means, with respect to an Early Termination
Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section
2(a)(iii) to such party under Section 2(a) (i) on or prior to such Early
Termination Date and which remain unpaid as at such Early Termination Date and
(b) in respect of each Terminated Transaction, for each obligation under Section
2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to
(but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

                                                                    ISDA(R) 1992

                                       17

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

FORTIS BANK NV/SA                            RANDGOLD RESOURCES LIMITED

/s/ Michael Guillaume                        /s/ R.A. Williams
----------------------------------------     -----------------------------------
SIGNED BY:                                   SIGNED BY:
Name:   Michael Guillaume                    Name:   R.A. Williams
Title:  Head of Documentation Securities     Title:  Finance Director
        Fortis Bank nv-sa                    Date:   24-4-2007
Date:

/s/ Veronique De Schepper
----------------------------------------
SIGNED BY:
Name:    Veronique De Schepper
Title:   Manager
Date:    7-5-2007

                                                                    ISDA(R) 1992

                                       18

(MULTICURRENCY - CROSS BORDER)                                  REF: ENGLISH LAW

                                     ISDA(R)

                   International Swap Dealers Association Inc.

                                    SCHEDULE

                                     to the

                                MASTER AGREEMENT

                         dated as of the 23RD APRIL 2007

                                     between

           FORTIS BANK NV/SA            And  RANDGOLD RESOURCES LIMITED
A bank incorporated under the laws           A limited liability company
 of Belgium.                                 incorporated under the laws of
                                             Jersey, Channel Islands

REGISTRATION NO : RPM/RPR 0403.199.702       REGISTRATION NO: 62686

                (PARTY "A")                            (PARTY "B")

                                     PART 1

                             TERMINATION PROVISIONS

In this Agreement:

(a)  SPECIFIED ENTITY. "Specified Entity" does not apply.

(b)  SPECIFIED TRANSACTION. "Specified Transaction" shall have the meaning specified in Section 14.

(c)  CROSS DEFAULT. The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B.

     (i)   The words "or other similar condition or event (however described)"
           in the second and third lines of the provision are deleted.

     (ii)  The following proviso is added at the end of this Section: "Provided, however, that notwithstanding the foregoing, an Event of Default shall not occur if: (aa) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature; and (bb) in respect of (2) (A) funds were available to such party, any Credit
           Support Provider of such party or any applicable Specified Entity of such party, as the case may be, to enable it to make the relevant payment when due and (B) such relevant payment is made within three
           Local Business Days after notice of such failure is given to such party, any Credit Support Provider of such party or any applicable
           Specified Entity of such party, as the case may be.".

(d)  SPECIFIED INDEBTEDNESS. "Specified Indebtedness" shall have the meaning specified in Section 14 of the Agreement.

(e)  THRESHOLD AMOUNT. "Threshold Amount" means USD 10,000,000 for Party A and for Party B, or its equivalent in any other currency.

                                       19

(f)  CREDIT EVENT UPON MERGER. The "Credit Event Upon Merger" provisions of
     Section 5(b)(iv) will apply to both Party A and Party B.

(g)  AUTOMATIC EARLY TERMINATION. provision of Section 6(a) will not apply to
     Party A and Party B; provided, however, that where there is an Event of
     Default under Section 5(a)(vii)(1), (3), (4), (5), (6) or to the extent analogous thereto, (8), and the Defaulting Party is governed by a system of law that would not otherwise permit termination to take place, then the
     Automatic Early Termination provisions of Section 6(a) will apply.

(e)  PAYMENTS ON EARLY TERMINATION. For the purposes of Section 6(e) of this
     Agreement:

     (i)   Market Quotation will apply; and

     (ii)  Second Method will apply.

(h)  TERMINATION CURRENCY. "Termination Currency" means the currency selected by the Non-defaulting Party or the party which is not the Affected Party, or, in circumstances where there are two Affected Parties, agreed by Party A and Party B, and failing such agreement the Termination Currency shall be
     UNITED STATES DOLLARS. However, the Termination Currency selected by the
     Non-defaulting Party or the party which is not the Affected Party (i) shall be one of the currencies in which payments in respect of the Terminated
     Transactions are required to be made, and (ii) shall be freely transferable into all other currencies in which payments are to be made in respect of any Terminated Transaction.

(f)  ADDITIONAL TERMINATION EVENT. Each of the following shall constitute an
     Additional Termination Event for the purpose of Section 5(b)(v) and Party B shall be the Affected Party.

     (i)   If the corporate cash balance (cash plus cash equivalents minus overdraft) of Party B falls below USD12,000,000, this Additional
           Termination Event being valid at any time;

     (ii)  If Party B enters into or maintains in place any hedging or other similar arrangements with a counterparty pursuant to which it, or any of its Affiliates, is required to provide credit support, in cash or otherwise, to such counterparty in support of its obligations to such counterparty pursuant to such arrangements;

     (iii) If Party B or any of its Affiliates, without the prior consent of
           Party A, creates, incurs, assumes or suffers to exist any lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired, except:

           (A)  liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate
                proceedings and for which adequate reserves in accordance with
                GAAP shall have been set aside on its books;

           (B)  liens of carriers, warehousemen, mechanics, materialmen, suppliers and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

           (C)  liens incurred in the ordinary course of business in connection with unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for financial indebtedness) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

           (D)  judgment liens in existence less than ten (10) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a
                customary deductible) by insurance maintained with responsible insurance companies; and

           (E)  liens incurred to secure obligations under the Morila Project
                Finance Agreement and other liens permitted to be incurred pursuant to the terms and conditions thereof. "Morila Project
                Finance Agreement" means the Loan Agreement, dated 21 December,
                1999, between Societe des Mines de Morila S.A., as the Borrower,
                Party B and Morila Limited, as the Randgold

                                       20

                Completion Guarantors, the banks and financial institutions referred to therein as the Lenders, the Arrangers and the
                Co-Arrangers, and N M Rothschild & Sons Limited, as the Agent
                for the Lenders.

           (F)  liens incurred to secure obligations under the Loulo Project
                Finance Agreement (as such term is defined in this Part 1 (h)
                (i) above) and other liens permitted to be incurred pursuant to the terms and conditions thereof. "Loulo Project Finance
                Agreement" means the Loan Agreement, dated 6th September 2004, between Societe des Mines de Loulo SA as borrower, Party B and
                Randgold Resources (Somilo) Limited as guarantors, various banks and financial institutions referred to therein as lenders, NM
                Rosthchild & Sons Limited and Societe Generale as mandated lead arrangers, Party A and Bayerishe Hypo- und Vereinsbank AG as lead arrangers and NM Rothschild & Sons Limited as facility agent for lenders;

For the purposes of the foregoing Additional Termination Event, the obligations secured by any lien created or incurred in the ordinary course of business
(other than any liens of the nature referred to in clause (A). (E) and (F)) may not exceed U.S.$500,000 in the aggregate at any one time outstanding.

                                       21

                                     PART 2

                               TAX REPRESENTATIONS

(a)  PAYER TAX REPRESENTATIONS. For the purposes of Section 3 (e), Party A and
     Party B each makes the following representation.

     It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2 (e), 6 (d) (ii) or 6 (e) to be made by it to the other party under this Agreement. In making this representation, both Party A and Party B may rely on:-

     (i)   the accuracy of any representation made by the other party pursuant to Section 3 (f).

     (ii)  the satisfaction of the agreement of the other party contained in
           Section 4 (a) (i) or 4 (a) (iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4 (a)
           (i) or 4 (a) (iii) and;

     (iii) the satisfaction of the agreement of the other party contained in
           Section 4 (d);

     provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4 (a) (iii) by reason of material prejudice to its legal or commercial position.

(b)  PAYEE TAX REPRESENTATIONS. Party A and Party B make no representations for the purpose of Section 3 (f) of this Agreement, unless otherwise provided in the relevant Confirmation.

                                       22

                                     PART 3

                         AGREEMENT TO DELIVER DOCUMENTS

Each party agrees to deliver the following documents as applicable:-

(a)  For the purposes of Section 4(a)(i), tax forms, documents or certificates to be delivered are:-

PARTY REQUIRED TO     FORM/DOCUMENT/   DATE BY WHICH TO BE
DELIVER DOCUMENT        CERTIFICATE    DELIVERED
-------------------   --------------   -------------------
Party A and Party B    No Documents            --

(b)  For the purposes of Section 4 (a) (ii), other documents to be delivered are:-

PARTY REQUIRED                                                                    COVERED BY
TO DELIVER                                              DATE BY WHICH TO BE      SECTION 3(d)
DOCUMENT              FORM/DOCUMENT/CERTIFICATE              DELIVERED          REPRESENTATION
--------------   -----------------------------------   ---------------------   ----------------

Party A and      Evidence reasonably satisfactory to   Upon execution of       Yes
Party B          the other party as to the names,      this Agreement and
                 true signatures and authority of      upon request.
                 the officers or officials signing
                 this Agreement, any Credit Support
                 Annex (if applicable) and any
                 Confirmation on its behalf.

Party A          Copy of a Board Resolution            Upon execution of       Yes
and Party B      authorising such party to enter       this Agreement and
                 into this Agreement and any Credit    upon request.
                 Support Annex (if applicable).

Party A and      A copy of the most recent annual      Promptly after          Yes, but the
Party B          report containing consolidated        request, by the other   phrase "true,
                 financial statements and such other   party.                  accurate and
                 public information respecting its                             complete" in
                 condition or operations, financial                            Section 3(d)
                 or otherwise as the other party may                           shall be deleted
                 reasonably request from time to                               and the words
                 time.                                                         "true and fair"
                                                                               inserted in lieu
                                                                               thereof.

Party B          A copy of the party's Statutes.       Upon request by         Yes
                                                       Party A

                                       23

                                     PART 4

                                  MISCELLANEOUS

(a)  ADDRESSES FOR NOTICES. For the purpose of Section 12(a):-

     (i)  Address for notices or communications to Party A:-

          Brussels Head Office

          Address:                   Fortis Bank NV/SA
                                     Montagne du Parc 3
                                     1000 Brussels, Belgium
          Attention:                 Hilde Van Verre 1MM2D
          Facsimile No:              322 565 8811             Telephone No:322 565 8533
          (for all purposes)

          Address:                   Fortis Bank NV/SA
                                     Montagne du Parc 3
                                     1000 Brussels, Belgium
          Attention:                 Marc Camus
          Facsimile No:              322 565 6253             Telephone No:322 565 2849
          (for operational matters)

          London Branch
          Address:                   Fortis Bank UK Branch
                                     23 Camomile Street
                                     London EC3A 7PP -
                                     United Kingdom
          Attention:                 Ted Dooley
          Facsimile No:              44 207 444 8304          Telephone No:44 207 444 8350
          (for operational matters relating to that Branch)

     (ii) Address for notices or communications to Party B:-

          Address:                   Randgold Resources Limited
                                     La Motte Chambers
                                     St Helier
                                     Jersey JE1 1BJ
                                     Channel Islands

          Attention:                 The Company Secretary

          Telephone No:              +44 1534 735 333
          Facsimile No:              +44 1534 735 444

(b)  PROCESS AGENT. For the purpose of Section 13 (c):-

     Party A's process agent is:     Fortis Bank UK Branch, 23 Camomile Street,
                                     London EC3A 7PP.

     Party B's process agent is:     Randgold Resources Limited, 4th  Floor, 2
                                     Savoy Court, Strand, London WC2R 0EZ

(c)  OFFICES. The provisions of Section 10 (a) will apply to this agreement.

(d)  MULTIBRANCH PARTY. For the purposes of Section 10 (c) of this Agreement:

     Party A is a Multibranch Party and may act through its Brussels and London office for the purpose of this Agreement.

     Party B is not a Multibranch Party.

(e)  CALCULATION AGENT. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.

                                       24

(f)  CREDIT SUPPORT DOCUMENT: NOT APPLICABLE.

(g)  CREDIT SUPPORT PROVIDER.

     Credit Support Provider means in relation to Party A: Not Applicable
     Credit Support Provider means in relation to Party B: Not Applicable

(h)  GOVERNING LAW. This Agreement will be governed by and construed in accordance with English law.

(i)  NETTING OF PAYMENTS. Section 2 (c) (ii) of this Agreement will apply.

(j)  AFFILIATE. Affiliate will have the meaning specified in Section 14.

                                       25

                                     PART 5

                                OTHER PROVISIONS

(a)  MODIFICATIONS TO THE AGREEMENT

     (i)   SECTION 2(a) OBLIGATIONS (GENERAL CONDITIONS) - is amended to add the following at the end thereof:

           (iv)   DEFERRAL OF PAYMENTS OR DELIVERY IN CONNECTION WITH
                  ILLEGALITY:

                  If a party gives a notice of Illegality, the due date for any payment or delivery scheduled to be made by the party which is not the Affected Party pursuant to Section 2 in connection with any Affected Transaction at any time after that notice is effective shall be deferred to the earliest to occur of (i)
                  the date for settlement payment pursuant to Section 6(e), (ii)
                  the effective payment or delivery by the Affected Party on the final Scheduled Payment Date for the Affected Transaction(s)
                  and (iii) the date on which arrangements pursuant to Section
                  6(b)(ii) to avoid Illegality are effective.

                  Any payment deferred pursuant to this provision shall be made on the deferred payment date together with interest accrued on each deferred amount from and including its originally
                  scheduled due date to but excluding the deferred due date (or, if an Early Termination Date is designated, to but excluding the day designated as such) at the Non-default Rate. Any
                  deliveries deferred pursuant to this provision shall be made on the deferred delivery date together with such compensation as the parties may reasonably agree.

     (ii)  SECTION 3(a) - BASIC REPRESENTATIONS - is amended to add the following new sub-sections:

           (vi)   NO RELIANCE. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as
                  investment advice or as a recommendation to enter into that
                  Transaction: it being understood that information and
                  explanations related to the terms and conditions of a
                  Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No
                  communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the
                  expected results of that Transaction.

           (vii)  ASSESSMENT AND UNDERSTANDING. It is capable of assessing the merits of and understanding (on its own behalf or through
                  independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that
                  Transaction.

           (viii) STATUS OF PARTIES. The other party is not acting as a fiduciary for or an adviser to it in respect of that
                  Transaction.

           (ix)   CONTRACTING AS PRINCIPAL. Each party represents to the other party that it will be liable as principal for its obligations under this Agreement and under each Transaction.

     (vi)  SECTION 6 - EARLY TERMINATION - is amended as follows:

           Section 6(e)(iii) - ADJUSTMENT FOR BANKRUPTCY - is completed to include the following sentence after the existing sentence:

           "In addition to, and notwithstanding anything to the contrary in the preceding sentence of this Section 6(e)(iii), if an Early Termination
           Date has occurred under Section 6(a) as a result of Automatic Early
           Termination, and if the Non-defaulting Party determines that it either sustained or incurred a loss or damage or benefited from a gain in respect of any Transaction, as a result of movement in interest rates, currency exchange rates or market quotations between the Early Termination Date and the date (the "Determination Date")
           upon which the Non-defaulting Party first becomes aware that the
           Early Termination Date has occurred under Section 6(a), THEN the amount of such loss or damage shall be added to the amount due by the
           Defaulting Party or deducted from the amount due by the
           Non-defaulting Party, as the case may be (in both cases pursuant to
           Section 6(e)(i)(3); or the amount of

                                       26

           such gain shall be deducted from the amount due by the Defaulting
           Party or added to the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)(3))."

           The following is added as Paragraph (f) at the end of the provision:

           (f)  SET-OFF. Any amount (the "Early Termination Amount") payable to one party (the "Payee") by the other party (the "Payer") under
                Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(i) or Section 5(b)(iv) has occurred, will, at the option of the party ("X") other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting
                Party or the Affected Party), be reduced by its set-off against any amount(s) (the "Other Agreement Amount") payable (whether at such time or in the future or upon the occurrence of a
                contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation)
                under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favour of, the other party (and the Other Agreement
                Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Section 6(f).

                For this purpose, either the Early Termination Amount or Other
                Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is
                denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to
                purchase the relevant amount of such currency.

                If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the
                obligation is ascertained.

                Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(b)  OTHER PROVISIONS

     (i)   TELEPHONE RECORDING. Each party agrees to be bound by any Transaction entered into between the parties from the time agreement is reached
           (whether by telephone, exchange of electronic messages or otherwise).
           Each party may, subject to its obtaining any consents and giving any notices which may be legally required, tape record any telephone conversation between the parties and each party agrees that any such tape recording shall be admissible in evidence in any court or other legal proceeding for the purpose of establishing any matters pertinent to such Transaction.

     (ii)  PAYMENTS IN ESCROW. On any particular date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case, deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the party giving the notice, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on the same date, to return the payment deposited to the party that paid it in escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow
           arrangements and shall make arrangements to provide that the intended recipient of the amount due to be deposited first shall be entitled to interest on the deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day)
           if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient's failure to make the escrow deposit it is required to make hereunder in a timely fashion.

     (iii) SEVERABILITY. If any term, provision, covenant, or condition of this
           Agreement, or the application thereof to any party or circumstance, shall be held to be illegal, invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall

                                       27

           continue in full force and effect as if the Agreement had been executed with the illegal, invalid or unenforceable portion eliminated, so long as the Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties of this Agreement.
           It shall in particular be understood that this Severability clause shall not affect the "single agreement" concept of Section 1 (c) of this Agreement.

     (iv)  CONFIRMATIONS.

           (1)  With respect to each Transaction, Party A shall, on or promptly after a Trade Date, send Party B a Confirmation. Upon receipt thereof, Party B will review the Confirmation and either (i)
                notify Party A of any errors or discrepancies in it, or (ii)
                confirm that the Confirmation correctly set forth the terms of the transaction to which the Confirmation relates by signing the
                Confirmation and returning it to Party A, or (iii) achieve an exchange of Confirmations as intended by section 9(e)(ii) of the
                Master Agreement by sending a Confirmation to Party A which agrees with the terms of the Confirmation sent by Party A to
                Party B.

           (2)  Any Specified Transaction into which the parties have entered or may enter and in respect of which confirming evidence does not expressly exclude the application of this Agreement shall be governed by this Agreement. Any such confirmation shall be a
                "Confirmation", and any such Specified Transaction shall be deemed to constitute a Transaction for the purpose of this
                Agreement. In particular, it is agreed that where in terms of standard industry practice confirmation is by SWIFT, such
                confirmation shall serve as a Confirmation irrespective of whether reference is made to this Agreement in such Confirmation and the appropriate definition booklets published by ISDA from time to time shall be deemed to be incorporated by reference in such Confirmation.

     (v)   INCORPORATION OF PROTOCOL TERMS. The parties agree that the definitions and provisions contained in Annexes 1 to 5 and section 6 of the EMU Protocol Published by the International Swap and
           Derivatives Association, Inc. on the 6th of May, 1998 are
           incorporated into and apply to this Agreement.

     (vi)  DEFINITIONS. Unless otherwise specified in a Confirmation, any term used in this Agreement which is defined in the ISDA 2000 Definitions, the 1997 ISDA Bullion Definitions and the 1993 ISDA Commodity
           Derivative Definitions as updated, amended or supplemented from time to time ("the ISDA Definitions") as published by the International
           Swaps and Derivatives Association, Inc. (the "Definitions") shall bear the meaning ascribed to them in the Definitions when used in this Agreement. The provisions of the Definitions are incorporated by reference to and shall be deemed a part of this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. In the event of any inconsistency between this Agreement and the Confirmation, the
           Confirmation will prevail.

                                       28

                                     PART 6

                      FX AND CURRENCY OPTIONS TRANSACTIONS

Notwithstanding anything to the contrary in this Agreement, for the purposes of any Transaction hereunder which by its terms incorporates (or is deemed to incorporate) the 1998 FX and Currency Option Definitions (the "1998
Definitions"), the following provisions shall apply:

(1)  SECTION 3.6(b)(I) - EFFECTIVENESS OF NOTICE OF EXERCISE - of the 1998
     Definitions is amended to read as follows:

     "(i)  In the case of an American Style Option, a Notice of Exercise with respect to a Currency Option Transaction becomes effective (unless otherwise agreed): if received prior to 10:00 a.m. New York time on a
           Banking Day upon receipt thereof by Seller, and if received at any other time, only as of the opening of business of Seller on the first such Banking Day subsequent to receipt. Notwithstanding the foregoing, when the Seller is located in the Pacific Rim. 3:00 p.m.
           Tokyo time shall apply."

(2)  SECTION 3.4(b) - PREMIUM PAYMENT DATE - of the 1998 Definitions is amended by adding the following at the end thereof:

     If any Premium is not received on the Premium Payment Date, the Seller may elect: (1) to accept a late payment of such Premium or (2) to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat the related
     Currency Option Transaction as void. The Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late
     Premium or void Currency Option Transaction (including, without limitation, a delta hedge and interest on such Premium at the Default Rate) with respect to such Currency Option.

(3)  The following "TERMINATION AND DISCHARGE OF CURRENCY OPTION TRANSACTIONS"
     provision shall be added as Section 3.9 to the 1998 Definitions:

     "Unless otherwise agreed, any Currency Option Transaction written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Currency Option Transaction written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency
     Option Transactions; PROVIDED THAT such termination and discharge may only occur in respect of Currency Option Transactions:

     (a)   each being with respect to the same Put Currency and the same Call
           Currency;

     (b)   each having the same Expiration Date and Expiration Time;

     (c)   each being of the same style, i.e., either both being American,
           Bermuda, or European;

     (d)   each having the same Strike Price;

     (e)   neither of which shall have been exercised by delivery of a Notice of
           Exercise; and

     (f)   which have been booked into by the Head Office of Party A and by any
           Offices of Party B;

     and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant Currency Option Transactions are for different amounts of a Currency Pair), the remaining portion of the
     Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for all purposes of this
     Master Agreement, including this Section."

                                       29

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

FORTIS BANK NV/SA                       RANDGOLD RESOURCES LIMITED

/s/ Michael Guillaume                   /s/ R.A. Williams
-------------------------------------   ----------------------------------------
SIGNED BY:                              SIGNED BY:

Name:  Michael Guillaume                Name:  R.A. Williams

Title: Head of Documentation            Title: Finance Director
       Securities Fortis Bank nv-sa
                                        Date:  24-4-2007

Date:

/s/ Veronique De Schepper
-------------------------------------   ----------------------------------------
SIGNED BY:                              SIGNED BY:

Name:  Veronique De Schepper            Name:

Title: Manager                          Title:

Date:  7-5-2007                         Date:

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